Exhibit 23
W. R. Berkley Corporation Profit Sharing Plan
Consent of Independent Registered Public Accounting Firm

The Plan Administrator
W. R. Berkley Corporation Profit Sharing Plan:
We consent to the incorporation by reference in the registration statement No. 033-88640 on Form S-8 of W. R. Berkley Corporation of our report dated June 29, 2018, with respect to the statements of net assets available for plan benefits of the W. R. Berkley Corporation Profit Sharing Plan (the Plan) as of December 31, 2017 and 2016, the related statements of changes in net assets available for plan benefits for the year ended December 31, 2017 and the related notes (collectively, the “financial statements”), and the supplemental schedules of Schedule H, line 4i - Schedule of Assets (Held at End of Year) - December 31, 2017 and Schedule H, line 4a - Schedule of Nonexempt Transactions for Delinquent Participant Contributions - year ended December 31, 2017, which report appears in the December 31, 2017 annual report for Form 11-K of the Plan.

/s/ KPMG LLP
New York, NY
June 29, 2018